Exhibit 10.47

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

COLLABORATION AGREEMENT

This Agreement is entered into as of November 14, 2003, by and between:

ð    XCYTE THERAPIES, INC., a Delaware corporation, having its principal place of business at 1124 Columbia Street, Suite 130, Seattle, WA 98104 (hereinafter referred to as “XCYTE”).

and:

ð    FRESENIUS BIOTECH GmbH, a company formed under the laws of Germany and a wholly-owned subsidiary of FRESENIUS AG, having its principal place of business at Else-Kröner-Straße 1, 61352 Bad Homburg v. d. H., Germany (hereinafter referred to as “FRESENIUS”).

WITNESSETH

WHEREAS, XCYTE owns or controls intellectual property rights relating to certain technology known as the Xcellerate™ Technology;

WHEREAS, FRESENIUS is currently conducting research and development programs in the field of HIV retroviral gene therapy;

WHEREAS, FRESENIUS wishes to acquire from XCYTE rights to use the Xcellerate™ Technology in the Field under XCYTE’s patent rights and know-how related to the Xcellerate™ Technology in the Field; and

WHEREAS, XCYTE is willing to grant to FRESENIUS such rights, subject to the terms of and conditioned upon this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE I—DEFINITIONS AND INTERPRETATION

1.1. Definitions: For the purposes of this Agreement the following words and phrases shall have the following meanings:

“Additional Pre-Pivotal Clinical Trial” means any clinical trial in addition to the Phase I/II Clinical Trial, which is not a Pivotal Trial.

“Affiliate” means, with respect to a Party, any person, corporation or business entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a Party. For the purpose of this definition, control of a corporation or of another business entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or the policies of the entity, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement” means this agreement, all amendments and supplements to this Agreement and all schedules to this Agreement, including the following:

Exhibit A	—	XCYTE Patents
Exhibit B	—	Clinical Endpoints
Exhibit C	—	XCYTE In-License Agreements
Exhibit D	—	Specifications

“Calendar Quarter” means any of the three-month periods beginning January 1, April 1, July 1 and October 1 in any year.

“Clinical Endpoints” means the endpoints described in Exhibit B by which the parties will measure success of the Phase I/II Clinical Trial. Such Exhibit B shall be amended from time to time for any Additional Pre-Pivotal Clinical Trial and Pivotal Clinical Trial, as mutually agreed upon between the Parties.

“Clinical Trials” means Phase I/II Clinical Trial, any Additional Pre-Pivotal Clinical Trial, and a Pivotal Clinical Trial.

“Completing” or “Completion” means, with respect to the Clinical Trials, the date on which the last patient is evaluated and the resulting findings comply with the Clinical Endpoints.

“Confidential Information” has the meaning ascribed to it in Section 9.1. of this Agreement.

“Controlled” means with respect to any patent or other intellectual property right, entitlement to assign, or grant a license, sublicense or other right to or under such patent or right as provided for herein without violating the terms of any agreement with any Third Party.

“Cost of Goods” shall mean with respect to XCYTE™ Dynabeads® supplied to FRESENIUS (i) if by Third Parties the direct costs (including but not limited to labor and overhead expenses) invoiced to XCYTE for the manufacture and supply of XCYTE™ Dynabeads®; and (ii) if by XCYTE or its Affiliates, [*] of the direct cost (including but not limited to labor and overhead expenses) of providing such goods or services.

“Effective Date” means the date of this Agreement.

“EUFETS” shall have the meaning set forth in Section 2.1.

“Events of Force Majeure” shall have the meaning set forth in Article 17.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Exclusive License” has the meaning ascribed to it in Section 3.1.1. of this Agreement.

“FDA” means the United States Food and Drug Administration.

“Field” means any and all HIV retroviral gene therapy applications for human or animal use; provided that use of the technology sublicensed under the XCYTE In-Licenses shall be further limited to the “Field” defined in the respective XCYTE In-Licenses, as applicable.

“Final Phase I/II Report” means the final report of the results of the first Phase I/II Clinical Trial, including whether the Clinical Endpoints were achieved, delivered by FRESENIUS to XCYTE after Completion of such Phase I/II Clinical Trial.

“First Commercial Sale” means, in each country of the Territory, the first commercial sale, where sale means when delivered, billed out, or invoiced, whichever comes earlier, of a Product by FRESENIUS, its Affiliates or Sublicensees to a Third Party (other than a Sublicensee) following Regulatory Approval, if required, in the country in which the sale is to be made.

“FRESENIUS Patents” shall have the meaning set forth in Section 10.2.3.

“cGMP” shall mean current good manufacturing practices, as they relate to that part of manufacturing and quality assurance, which ensures that medicinal products are consistently produced and controlled to the quality standards appropriate to their intended use in each jurisdiction in the Territory in which Regulatory Approval has been obtained, including without limitation, the principles and guidelines specified in Chapter II of European Commission Directive 91/356/EEC, and the regulations set forth in Title 21 of the Code of Federal Regulations, Parts 210-211, 600-680, and 820 and the requirements thereunder imposed by the United States Food and Drug Administration (“FDA”). In case of conflict between the laws, the laws with the strictest interpretation shall control.

“Improvements” means all patentable or non-patentable inventions, discoveries, technology and information of any type whatsoever, including compositions, chemical compounds, biological materials, methods, processes, technical information, knowledge, experience and know-how which (i) are developed solely by XCYTE or jointly by XCYTE and FRESENIUS, (ii) utilize, incorporate, derive from, are based on or relate to the Xcellerate™ Technology or enhance the processes for manufacturing or using the Xcellerate™ Technology, and (iii) are useful in the Territory and in the Field.

“Initiates” or “Initiation” means, with respect to a human clinical trial, enrollment of the first patient into a trial pursuant to a clinical protocol of the specified clinical trial.

“Net Sales” means the gross amount invoiced by FRESENIUS, its Affiliates and Sublicensees for the sale or other disposition of Products to Third Parties (other than

Sublicensees), less the sum of the following deductions for amounts actually incurred related to said sale or other disposition:

(i) normal, customary trade discounts (including volume discounts), credits and allowances and adjustments for rejections, recalls and returns;

(ii) cost of freight and insurance, sales, use, excise, value added and similar taxes, surcharges, duties and other governmental charges (other than income tax) imposed on the sale and included in the gross amount charged to customers; and

(iii) normal, customary wholesaler chargebacks and rebates (including rebates to government agencies and government mandates and managed healthcare negotiated rebates).

“Parties” means FRESENIUS and XCYTE, and “Party” means any one of them.

“Phase I/II Clinical Trial” has the meaning provided in Section 2.1 hereof.

“Pivotal Trial” means a series of controlled, multi-center clinical trials, involving patients with the disease or condition of interest to obtain sufficient efficacy and safety data to support regulatory submissions and labeling for marketing of a candidate drug or other product.

“Product” means any and all products where the manufacture, sale or use of such products would (i) in the absence of the licenses granted in this Agreement infringe at least one Valid Patent Claim of the XCYTE Patents in the Territory, or (2) use the XCYTE Know-How.

“Quality Standards” has the meaning provided in Section 4.2.1 hereof.

“Regulatory Approval” means final regulatory approval in at least one country (including, where applicable, the first pricing approval in at least one country in the event that actual sales do not take place before such approval) required to market a Product for a disease or condition in accordance with the applicable laws and regulations of a given country in the Territory.

“Research Program” means the research program conducted pursuant to Article 2.

“Research Program Term” shall mean the term of the Research Program set forth in Section 2.3.

“Royalty Term” means, on a country-by-country basis, the period of time commencing on the Effective Date and continuing until the later of (i) the last to expire Valid Patent Claim included in the XCYTE Patents, or (ii) [*] years after the First Commercial Sale in a respective country. If FRESENIUS agrees to license in any New Technology, the Royalty Term shall extend until the later of (i) the last to expire Valid Patent Claim covering such New

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Technology, or (ii) [*] years after the First Commercial Sale of a Product derived from such New Technology in a respective country.

“Specifications” means the specifications for the Xcyte™ Dynabeads® described in Exhibit D.

“Sublicensees” means any person acting pursuant to a sublicense granted to it by FRESENIUS or its Affiliates under the terms of this Agreement.

“Term” has the meaning ascribed to it in Article 14.

“Territory” means all member states of the European Union, applicant states for membership in the European Union, and member states of the Commonwealth of Independent States, in each case as of March 24, 2003, Norway, Switzerland, and Iceland, and any other territory that may be later added pursuant to Section 3.4 hereof.

“Third Party” means any person other than FRESENIUS, XCYTE and their respective Affiliates.

“Valid Patent Claim” shall mean, on a country-by-country basis, either (a) a claim in any unexpired patent which has not been held invalid by a non-appealed or unappealable decision rendered by a court or other appropriate governmental body of competent jurisdiction; or (b) a claim in any patent application, provided such claim has not been pending longer than the later of (i) [*] years from the date of filing of the originally filed parent application; or (ii) [*] years from the date of request for examination in a country where such a request is necessary.

“Xcellerated T Cells™” means the T cells that are produced by the use of the Xcellerate™ Technology, including but not limited to the use of the XCYTE™ Dynabeads®, Xcellerate™ II Process or Xcellerate™ III Process or derivatives thereof.

“Xcellerate™ II Process” means a static process configuration as it exists as of the Effective Date and is defined in Xcyte Therapies Master Production Records [*] and was originally defined in Amendment [*] submitted to FDA on [*].

“Xcellerate™ III Process” means the process configuration based on the WaveBioreactor as it exists as of the Effective Date and is defined in Xcyte Therapies Master Production Records [*] submitted to the FDA as Amendment [*].

“Xcellerate™ Technology” means the XCYTE Patents and XCYTE Know-How.

“XCYTE In-Licenses” means the following agreements between (i) XCYTE and the indicated Third Parties: (A) License and Supply Agreement dated October 15, 1999 by and between XCYTE and Diaclone S.A., as amended (the “Diaclone In-License”); (B) Non-Exclusive License Agreement dated October 20, 1999 by and between XCYTE and Fred

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Hutchinson Cancer Research Center, as amended (“FHCRC Agreement”); and (C) License Agreement dated July 8, 1998 by and between XCYTE and Genetics Institute, L.L.C. (“GI”), as amended, and (ii) GI and the indicated Third Parties, which agreements are sublicensed to XCYTE under the GI Agreement: (A) License Agreement between GI and the Secretary of the Navy dated December 10, 1996, as amended, (B) License Agreement dated May 28, 1992 between GI and the University of Michigan, as amended, and (C) License Agreement dated July 20, 1993 between GI (as successor-in-interest to Repligen Corporation) and Dana Farber Cancer Institute, as amended.

“XCYTE™ Dynabeads®” means XR-CD3 and XR-CD28 antibodies produced at Lonza Biologics that are conjugated to super-paramagnetic [*] particles at Dynal Biotech A.S.A., according to the Specifications attached hereto as Exhibit D according to the methods and controls described in Master File [*] filed with the FDA, such production at Lonza Biologics and at Dynal Biotech A.S.A. taking place in all material respects under cGMP and all applicable laws and regulations.

“XCYTE Know-How” means any and all technical information, processes, formulae, data, engineering, inventions, chemical compounds, know-how and trade secrets owned or Controlled by XCYTE, in each case that is Confidential Information according to Article 9.1, that relate to the Xcellerated T Cells™, Xcellerate™ II Process and the Xcellerate™ III Process and any other proprietary information which has been reduced into writing and disclosed or transferred by XCYTE to FRESENIUS under this Agreement, including Improvements to the extent granted by XCYTE to FRESENIUS pursuant to Section 3.3.

“XCYTE Patents” means, to the extent owned or Controlled by XCYTE, or owned or Controlled jointly by XCYTE and FRESENIUS:

(i) the existing patents and patent applications listed in Exhibit A to this Agreement;

(ii) any patents and patent applications covering Improvements to the extent granted by XCYTE to FRESENIUS pursuant to Section 3.3;

(iii) any future patents issued from any patent applications referred to above and any future patents issued from a patent application filed, which corresponds to a patent or patent application identified above; and

(iv) any reissues, confirmations, renewals, extensions, all foreign counterparts (including PCTs), divisions, continuations-in-part (subject to Section 3.3), continuations, patents of addition, reexaminations, or all Supplementary Protection Certificates issued, assigned or licensed to XCYTE relating to the patents or patent applications identified above.

“XR-CD3” is the designation for XCYTE’s reagent-CD3, which is the [*], as used by XCYTE as of the Effective Date.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“XR-CD28” is the designation for XCYTE’s reagent-CD28, which is the [*], as used by XCYTE as of the Effective Date.

1.2.    Certain Rules of Interpretation in this Agreement and the Schedules.

(a) Unless otherwise specified, all references to monetary amounts are to United States of America currency (U.S. Dollars);

(b) The descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections;

(c) The use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise permits;

(d) The words “include” and “including” have the inclusive meaning frequently identified with the phrases “without limitation” and “but not limited to”;

(e) Whenever a provision of this Agreement requires an approval or consent by a Party to this Agreement and notification of such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose approval or consent is required shall be conclusively deemed to have withheld its approval or consent;

(f) Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next business day following if the last day of the period is not a business day in the jurisdiction of the Party to make such payment or do such act; and

(g) Whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a business day, such payment shall be made or action taken on the next business day following such day to make such payment or do such act.

ARTICLE 2—RESEARCH PROGRAM.

2.1. Objective. FRESENIUS intends to conduct a Research Program to evaluate the Xcellerate™ Technology for commercial development under this Agreement. The Research Program will consist of (i) the Phase I/II HIV retroviral gene therapy clinical study conducted pursuant to a clinical protocol prepared by FRESENIUS and reviewed by XCYTE (the “Phase I/II Clinical Trial”) and (ii) the manufacture of Xcellerated T Cells™ solely for use in the Phase I/II Clinical Trial and solely at FRESENIUS’ GMP manufacturing facility known as “EUFETS” and located in Idar-Oberstein, Germany. FRESENIUS will consider in good faith

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and incorporate to the extent reasonable any comments received from XCYTE on the Phase I/II Clinical Trial protocol, but FRESENIUS shall make the final decisions regarding the same.

2.2. Conduct of Research Program. FRESENIUS and XCYTE shall use all reasonable efforts to complete research works in accordance with the stated objective of the Research Program. Any research work performed by FRESENIUS pursuant hereto shall be performed in a good scientific manner and using good clinical practices acceptable to the relevant regulatory authorities and in compliance with all applicable laws. FRESENIUS shall keep XCYTE reasonably informed of its progress under the Research Program, including providing summary reports to XCYTE from time to time upon XCYTE’s request. Within [*] days of Completion of the Phase I/II Clinical Trial, FRESENIUS will promptly deliver to XCYTE the Final Phase I/II Report. The preclinical and clinical data generated from the Research Program (the “Results”) shall be deemed “Confidential Information” as defined in Article 9 and treated as such. Notwithstanding the foregoing, FRESENIUS shall disclose the Results to XCYTE and XCYTE shall be allowed to disclose the Results to Third Parties so long as FRESENIUS either consents in writing to the disclosure of Results to such Third Party or has previously consented to XCYTE’s disclosure of such Results. FRESENIUS shall provide a response within [*] business days from receipt of XCYTE’s written request to FRESENIUS requesting consent to disclose such Results to a Third Party(ies), otherwise FRESENIUS’ prior written consent will be deemed to be given to XCYTE.

2.3. Term of the Research Program. The term of the Research Program shall be for a period commencing the Effective Date and end on the date of delivery of the Final Phase I/II Report, but in no event later than [*] (the “Research Program Term”), unless terminated earlier upon termination of this Agreement in accordance with Article 14 hereof.

2.4. XCYTE Transfer of Technology for Phase I/II Clinical Trial. At the request of FRESENIUS, XCYTE will use reasonable commercial efforts to transfer the technology, documentation and associated controls that XCYTE deems necessary to enable FRESENIUS to use the Xcellerate™ Technology to conduct the Research Program. In addition, XCYTE shall supply XCYTE™ Dynabeads® based on orders received at least [*] days in advance of requested delivery from FRESENIUS. During the Research Program, FRESENIUS will provide, on a monthly basis, good faith, non-binding 12 month rolling forecasts of its XCYTE™ Dynabeads® requirements. In addition, FRESENIUS shall pay XCYTE within thirty (30) days of receipt of invoice(s) from XCYTE (i) to the extent not already paid by FRESENIUS to XCYTE before the Effective Date, up to [*] to cover any and all direct costs (including but not limited to labor and overhead expenses) associated with the technology transfer as they are expended by XCYTE and (ii) [*]% of XCYTE’s Cost of Goods for XCYTE™ Dynabeads® delivered by XCYTE. FRESENIUS acknowledges that XCYTE relies on Third Parties to provide components of the XCYTE Dynabeads® to fulfill XCYTE’s obligations hereunder, and FRESENIUS and XCYTE agrees to cooperate in good faith to resolve any issues or delays that arise in connection with the supply of Xcyte Dynabeads® hereunder.

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2.5. Confidentiality. The Parties agree that all Xcellerate™ Technology to be transferred to FRESENIUS, if any, pursuant to this Agreement (“Transferred Technology, Know-How and Materials”) shall be deemed to be “Confidential Information” in accordance with Section 9.1. FRESENIUS will take reasonable and appropriate measures to ensure that the confidentiality of all Transferred Technology, Know-How and Materials is preserved and that the Transferred Technology, Know-How and Materials are only used for the purposes authorized under the Agreement and in compliance with this Agreement.

ARTICLE 3 – EXCLUSIVE LICENSE.

3.1. Exclusive License Grant to FRESENIUS.

3.1.1. Grant. XCYTE hereby grants to FRESENIUS, an exclusive (even as to XCYTE), transferable, royalty-bearing license under the Xcellerate™ Technology, with the right to sublicense as permitted in Section 3.1.2, to research, develop, make, have made, use, import, sell and offer for sale Products in the Field in the Territory (an “Exclusive License”).

3.1.2. Rights to Sublicense.

    (a) FRESENIUS shall have the right to sublicense the rights granted to FRESENIUS in the Field in the Territory pursuant to this Agreement to any Affiliate or any Third Party for any Product developed by FRESENIUS (i) subject to receiving the prior written consent of XCYTE (which will not be unreasonably withheld) and (ii) subject to the terms and conditions of the XCYTE In-Licenses. XCYTE shall be primarily responsible for maintaining compliance of such sublicenses with the XCYTE In-Licenses, however, FRESENIUS acknowledges XCYTE may reasonably withhold consent to any FRESENIUS sublicense that does not comply with the terms and conditions of the XCYTE In-Licenses that are applicable to FRESENIUS, its Affiliates and/or Sublicensees. If a Sublicensee breaches the terms and conditions of the sublicense agreement, FRESENIUS and Xcyte shall determine in good faith whether termination of the sublicense agreement is required under this Agreement.

    (b) FRESENIUS guarantees the making of all payments due to XCYTE by reason of completion of any milestones or Net Sales of any Products by any such Sublicensee or otherwise resulting from the action or inaction of such Sublicensee. Any such Sublicensee shall agree in writing (i) to keep books and records and permit XCYTE to review the information concerning such books and records that Sublicensee has in its possession in accordance with the terms of this Agreement and (ii) to comply with all other terms of this Agreement applicable to FRESENIUS (including all terms of this Agreement identified as applicable to a Sublicensee and all terms of the XCYTE In-Licenses disclosed to FRESENIUS and applicable to Sublicensee).

    (c) FRESENIUS shall reimburse XCYTE for any amounts XCYTE owes to Third Parties under any XCYTE In-License as a result of any sublicenses granted by FRESENIUS pursuant to this Section 3.1.2. If FRESENIUS shows to XCYTE interest of a potential Sublicensee and upon FRESENIUS’ request, XCYTE shall inform FRESENIUS of such amounts XCYTE owes to Third Parties under any XCYTE-In-License in due time in order to enable FRESENIUS to factor such amounts into the negotiations with the potential sublicensee.

3.2. XCYTE Transfer of Technology for Additional Pre-pivotal Clinical Trial and/or Pivotal Trial. At the request of FRESENIUS, XCYTE will use reasonable commercial efforts to assist FRESENIUS in developing a clinical trial development plan and regulatory strategy for any Additional Pre-pivotal Clinical Trial or Pivotal Trial, as applicable, provided that, FRESENIUS shall be obligated to pay XCYTE, at minimum, the direct costs and expenses incurred by XCYTE (including but not limited to labor and overhead expenses) in connection with such services plus an additional profit markup to be mutually agreed upon in good faith, within [*] days of receipt of invoice(s).

3.3. New Technologies. Subject to the bona fide rights of Third Parties that may exist now or hereafter, excluding licenses granted by XCYTE in the Field and the Territory, and during the Term of the Agreement, XCYTE hereby grants to FRESENIUS the right to include in the Exclusive License as “Xcellerate™ Technology” any Improvements (“New Technology”) in the Field and in the Territory, provided that FRESENIUS will be obligated, at minimum, to pay XCYTE (a) for the direct costs and expenses incurred by XCYTE (including but not limited to labor and overhead expenses) in connection with transferring such New Technology to FRESENIUS plus an additional profit markup to be mutually agreed upon in good faith, within [*] days of receipt of invoice(s), and (b) any milestones and royalties that accrue to Third Parties as a result of FRESENIUS’ development and commercialization of a Product incorporating such New Technology, in addition to any milestones and royalties that are otherwise payable under this Agreement. Exhibit A shall be amended from time to time to add the patents and patent applications covering New Technologies that FRESENIUS elects to include under this Agreement. XCYTE shall notify FRESENIUS of New Technology in writing and FRESENIUS shall execute its right under this 3.3 within four months after receipt of such notice.

Nothing herein shall be construed as a waiver of first-to-use, first to invent defense by FRESENIUS.

3.4. Inclusion of North America in the Territory. FRESENIUS shall have the right of first negotiation during the Term of this Agreement to include North America (consisting of Canada, Mexico and the United States, and their possessions and territories) in the Territory under this Agreement as follows:

    (a) During the Term of this Agreement, if XCYTE intends to either (a) begin good faith negotiations to reach a definitive agreement that would grant a Third Party a license in North America to intellectual property owned or licensed by XCTYE that is necessary or useful to exploit the XcellerateTM Technology in the Field or (b) file for regulatory approval in a country in North America relating to the use of the XcellerateTM Technology in the Field, then XCYTE shall notify FRESENIUS in writing of XCYTE’s interest in negotiating and granting such license. FRESENIUS shall have up to [*] days, from the receipt of any notice from XCYTE

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under this Section 3.4(a), to notify XCTYE if FRESENIUS is interested in negotiating with XCTYE to include North America in the Territory under this Agreement.

    (b) If FRESENIUS sends a timely notice under Section 3.4(a) indicating its interest to negotiate with respect to North America, then the Parties agree to negotiate in good faith for [*] days from the receipt of any notice from FRESENIUS under Section 3.4(a). If the Parties do not reach agreement on the material terms for including North America in the Territory under this Agreement by the close of business on the expiration date of the [*] day negotiation period (or such other date the Parties may have mutually agreed to, the “Negotiation Deadline”), or if FRESENIUS does not exercise its right to negotiate under this Section 3.4 or fails to timely respond to the XCYTE notice under Section 3.4(a), then after the end of the applicable period, XCYTE shall be free to enter into agreement(s) granting such license rights in North America to any Third Party or to file for regulatory approval relating to the use of the Xcellerate™ Technology in the Field in any country in North America.

    (c) The terms upon which North America shall be included in the Territory shall be set forth in an amendment to this Agreement, and except as set forth in the amendment, shall be governed by the same terms and conditions set forth in this Agreement.

ARTICLE 4 – SUPPLY.

4.1. Supply of XCYTE™ Dynabeads®.

4.1.1 Delivery of XCYTE™ Dynabeads; Orders and Forecasts. Following the completion of the Research Program and during the term of the Agreement, XCYTE shall supply XCYTE™ Dynabeads® to FRESENIUS and fill all firm purchase orders received from FRESENIUS and FRESENIUS shall take delivery and pay XCYTE for such XCYTE™ Dynabeads® ordered within [*] days of receipt of invoice(s) at a price equal to [*] of XCYTE’s Cost of Goods. FRESENIUS shall place all firm purchase orders at least [*] days in advance. Furthermore, FRESENIUS shall provide, on a monthly basis, [*] month rolling forecasts of its XCYTE™ Dynabeads® requirements. In no event shall XCYTE be required to fill any purchase order (or series of orders) for any month that is (or are) in excess of [*] of the volumes specified for such month in FRESENIUS’ most recent forecasts. If a purchase order (or series of orders) for any month is less than [*] of the volumes specified for such month in FRESENIUS’ most recent forecast, XCYTE shall have the right to charge FRESENIUS [*] of the volume forecasted for such period in lieu of the purchase order cost. XCYTE shall confirm each order within [*] days after receipt of the order.

XCYTE will use reasonable commercial efforts to maintain its supply relationships and will consider in good faith FRESENIUS’ supply needs and requirements in connection with negotiating agreements with its suppliers. If XCYTE fails to maintain its supply relationships and consequently experiences supply constraint, section 4.4 shall apply.

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4.1.2 Delays. FRESENIUS shall not require a delivery date of earlier than [*] days after the date of receipt by XCYTE of an order. XCYTE shall use its reasonable efforts to fill orders from FRESENIUS, which are in accordance with this Article 4 by the delivery date requested by FRESENIUS. XCYTE shall promptly notify FRESENIUS if at any time XCYTE has reason to believe that XCYTE will not be able to supply any FRESENIUS order on time or as estimated or agreed. Notwithstanding anything contained herein, in no event shall XCYTE be liable for any delay or failure to deliver XCYTE™ Dynabeads® for reasons beyond the control of XCYTE or its suppliers, provided, however, that XCYTE shall notify FRESENIUS promptly of anticipated delays and shall use all commercially reasonable efforts to fills such orders as soon as possible.

4.2 XCYTE™ Dynabeads® Quality.

4.2.1. The XCYTE™ Dynabeads® delivered to FRESENIUS shall have been manufactured in all material respects according to the Specifications (as attached as Exhibit D), cGMP and all applicable laws and regulations (the “Quality Standards”).

4.2.2. Upon delivery, FRESENIUS shall inspect any delivery for identity and visual damage. FRESENIUS shall have [*] days from receipt of any delivery of XCYTE™ Dynabeads® to accept such delivery, or reject such delivery (or part thereof) to the extent the XCYTE™ Dynabeads® do not conform to the Quality Standards. FRESENIUS shall promptly return any rejected XCYTE™ Dynabeads® to XCYTE and FRESENIUS shall receive, at XCYTE’s sole option, a credit, refund or replacement for such rejected delivery, or part thereof, promptly. In the event that XCYTE decides to replace such rejected XCYTE™ Dynabeads®, XCYTE shall use reasonable commercial efforts to do so within [*] days of such confirmation by XCYTE and XCYTE shall bear the cost of delivery and risk of loss or damage to the replacement XCYTE™ Dynabeads® during delivery. Notwithstanding anything to the contrary contained in this Agreement, XCYTE shall not be responsible for any XCYTE™ Dynabeads® if such XCYTE™ Dynabeads® are removed from their original vials prior to inspection by FRESENIUS or are modified in any manner, nor for any use or misuse or actions or inactions by any person or entity after delivery of the XCYTE™ Dynabeads® to FRESENIUS’ carrier.

Within [*] months after the Effective Date, XCYTE shall use reasonable commercial efforts in order to renegotiate its commercial relationship with the manufacturer of the XCYTE™ Dynabeads® in order to achieve terms and conditions customary within the pharmaceutical industry, in particular with regards to the manufacturer’s obligations towards quality of the XCYTE™ Dynabeads® and delivery dates; provided, however that in no event shall XCYTE be required to pay additional consideration for such changes in its commercial relationship with such manufacturer. XCYTE shall promptly notify FRESENIUS of the commencement of such negotiations with the manufacturer and shall keep FRESENIUS reasonably informed, to the extent that such negotiations are related to the quality and delivery dates of the XCYTE™ Dynabeads®. XCYTE hereby grants to FRESENIUS to the extent permitted under its agreements for the supply of XCYTE™ Dynabeads®, the conditions of sale, including liability, and delivery

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as beneficial, if any, as the conditions of sale, including liability, and delivery agreed upon with the manufacturer of the XCYTE™ Dynabeads®. The Parties agree to amend Exhibit D from time to time to reflect any changes in the Specifications as a result of such negotiations with the manufacturer or as otherwise required by the manufacturer or mutual agreement of the Parties.

EXCEPT AS SET FORTH IN SECTION 13.1(h), THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, RELATED TO THE XCYTE™ DYNABEADS® AND XCYTE EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF NON-INFRINGEMENT (SUBJECT TO ARTICLE 13.1 (e) OF THIS AGREEMENT), MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS SET FORTH IN SECTION 16, FRESENIUS’ EXCLUSIVE REMEDY FOR ANY FAILURE OF THE XCYTE™ DYNABEADS® TO CONFORM TO THE QUALITY STANDARDS, OR ANY OTHER BREACH OF WARRANTY, SHALL, AT XCYTE’S OPTION, BE CREDIT, REFUND OR REPLACEMENT AS SET FORTH IN THIS SECTION 4.2. EXCEPT AS SET FORTH IN SECTION 16, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES BASED UPON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT TORT OR ANY OTHER LEGAL THEORY. FRESENIUS ACKNOWLEDGES THAT XCYTE RELIES ON A THIRD PARTY MANUFACTURER TO SUPPLY THE XCYTE™ DYNABEADS® AND THEREFORE FRESENIUS’ RIGHTS ARE LIMITED TO THE EXTENT OF XCYTE’S RIGHTS WITH SUCH SUPPLIER.

4.3 Changes to Specification. In no event shall XCYTE make changes to the Specifications that could adversely impact the T-cell activation or expansion capacity of the XCYTE™ Dynabeads® without FRESENIUS’ prior written consent, such consent not to be unreasonably withheld. In the event of an intended or an actual change to the Specifications, Xcyte will inform Fresenius in a prompt and timely manner and provide information on the rationale, reason and time line of such change. Notwithstanding anything to the contrary, if a proposed change to the Specifications of the XCYTE™ Dynabeads® would require FRESENIUS to perform bridging or comparability studies pursuant to applicable laws and regulations, then XCYTE shall use reasonable commercial efforts to (i) provide FRESENIUS with adequate advance notice of such change and (ii) cooperate with and assist Fresenius to complete such studies.

4.4 XCYTE™ Dynabeads® Manufacturing. In the event and during the period that XCYTE fails to supply the forecasted volume of XCYTE™ Dynabeads® after reasonable advance written notice and a reasonable opportunity to cure, XCYTE shall not prohibit FRESENIUS from, in addition to other rights and remedies available at law or equity (including but not limited to damages or specific performance), manufacturing the XCYTE™ Dynabeads® on its own or from a Third Party and XCYTE hereby licenses to FRESENIUS or to the respective Third Party the Xcyte Technology required for the manufacture of the XCYTE™ Dynabeads® (to the extent permitted under applicable agreements with Third Parties) and shall use reasonable efforts to otherwise cooperate with such efforts by FRESENIUS. At such time that XCYTE is able to recommence supply of the XCYTE™ Dynabeads® at the forecasted volume to FRESENIUS, FRESENIUS’ rights to manufacture will terminate.

4.5 Audit. FRESENIUS (or its appointed representatives) shall have the right, at reasonable times and with reasonable prior written notice, to inspect facilities and to review processes, procedures and documents that are used or maintained by XCYTE (or Affiliates or Sublicensees). XCYTE shall use reasonable commercial efforts to provide an opportunity or right for FRESENIUS or any regulatory agency in the Territory to audit the manufacturing sites of the suppliers of XR-CD3, XR-CD28, and the XCYTE™ Dynabeads® as reasonably required by FRESENIUS or the regulatory agencies.

FRESENIUS shall not enter into any agreements on its own with any suppliers with respect to the Xcellerate™ Technology without the prior written consent of XCYTE.

4.6. Communication Among Parties Each of FRESENIUS and XCYTE shall appoint a specific individual who shall be available and shall act as a liaison person to facilitate the day-to-day communications among the Parties. The names of the initial liaison persons who shall act on behalf of each of the Parties shall be Dr. Wolfgang Höckh for FRESENIUS and Stewart Craig, Ph.D, Chief Operating Officer for XCYTE. Each of FRESENIUS and XCYTE agrees to notify the other in accordance with Section 21.1 of this Agreement in the event of a change in liaison person.

ARTICLE 5—DEVELOPMENT AND COMMERCIALIZATION.

5.1 Development Efforts. FRESENIUS shall use its commercially reasonable efforts and diligence in developing and commercializing Product(s) in accordance with its business, legal, medical and scientific judgment, and in undertaking investigations and actions required to obtain appropriate Regulatory Approval(s) necessary to market such Products in the Territory, such reasonable efforts and diligence to be in accordance with the efforts and resources FRESENIUS would use for product(s) owned by it or to which it has rights, which is of similar market potential at a similar stage in development as the Products taking into account the competitiveness of the marketplace and the proprietary position of the Product(s). As between the Parties, FRESENIUS shall be solely responsible for funding all costs of the development and commercialization of each Product FRESENIUS determines in its sole discretion to pursue. For the avoidance of doubt, FRESENIUS shall not be required to file for regulatory approval in each and every jurisdiction in the Territory.

5.2 Development Reports. FRESENIUS shall keep XCYTE informed in a timely manner as to the progress of the development of Products FRESENIUS determines, from time to time, to pursue. Beginning on the first day of the Calendar Quarter following the Effective Date and the first day of each Calendar Quarter thereafter, FRESENIUS shall provide XCYTE with a written report summarizing the activities of FRESENIUS, its Affiliates and Sublicensees related to research and development of Products and status of clinical trials and government approvals necessary for marketing Products.

5.3 Diligence Milestone. Without limiting the generality of the foregoing, FRESENIUS’ due diligence obligations regarding the development of Products shall include (i) Initiating a Phase I/II Clinical Trial by [*], (ii) Completing a Phase I/II Clinical Trial and providing XCYTE with a Final Phase I/II Report by [*], (iii) Initiating either an Additional Pre-pivotal Clinical Trial or a Pivotal Trial relating to a Product by [*] and (iv) achieving a First Commercial Sale that results in Net Sales and payment of royalties to XCYTE pursuant to Section 6.1 for at least one Product on or before [*], provided that such date shall be delayed by six month increments until [*] so long as FRESENIUS either (A) is currently conducting and actively pursuing a Pivotal Trial relating to a Product or (B) is experiencing delays in receiving its first regulatory approval of a Product required for First Commercial Sale and such delay was not directly caused by FRESENIUS nor within FRESENIUS’ control to cure.

5.4 Review of Clinical Trial Protocols. XCYTE shall have the right to review all clinical protocols prior to the Initiation of each clinical trial to be conducted by FRESENIUS involving Xcellerate™ Technology to assure compliance with applicable laws and regulations. Neither FRESENIUS, its Affiliates nor its Sublicensees shall Initiate any clinical trial involving the Xcellerate™ Technology without the prior review of XCYTE. XCYTE shall review all clinical protocols within [*] days of receipt. FRESENIUS will consider in good faith and incorporate to the extent reasonable any comments received from XCYTE on the clinical protocols, but FRESENIUS shall make all final decisions regarding the same.

5.5 Marketing Cooperation. FRESENIUS will cooperate with XCYTE to ensure that any references to the XcellerateTM Technology in the Territory in the Field by FRESENIUS, its Affiliates, Sublicensees or each of its respective agents is consistent with XCYTE’s U.S. marketing for the Xcellerate™ Technology to maintain reasonable continuity of promotion and global branding. FRESENIUS, its Affiliates, Sublicensees or each of its respective agents shall not use XCYTE’s name or any adaptation thereof without the prior written consent of XCYTE.

5.6 Quality Audits. FRESENIUS shall reasonably cooperate with XCYTE in ensuring and maintaining that all Products meet cGMP and quality standards applicable in the Territory in all material respects. FRESENIUS shall perform quality control tests for any XcellerateTM Technology referenced in Products as required by all laws and regulations in the Territory. XCYTE (or its appointed representatives) shall have the right, at reasonable times and with reasonable prior written notice, to inspect production facilities and to review processes, procedures and documents that are used or maintained by FRESENIUS (or Affiliates or Sublicensees) to confirm compliance with the applicable cGMP and quality standards. If XCYTE observes a condition, which causes it to believe that the XcellerateTM Technology used in Product is not being manufactured in accordance with the applicable cGMP and quality standards, FRESENIUS shall reasonably determine if any additions or modifications reasonably requested by XCYTE to bring the facilities, processes and/or procedures into compliance have to be made. For purposes of clarity, FRESENIUS is regulated by all applicable laws, regulations and governmental acts in the Territory regarding the manufacture of the Products.

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ARTICLE 6 – ROYALTIES AND MILESTONES.

6.1 Royalties Payable by FRESENIUS.

6.1.1 In consideration for the Exclusive Licenses granted to FRESENIUS herein, during the Royalty Term, FRESENIUS shall pay to XCYTE royalties on Net Sales of Products. Such royalties shall be established at the following rates, determined on a product-by-product basis:

(a) [*] of the first [*] in aggregate Net Sales of Products in each calendar year; and

(b) [*] of incremental aggregate Net Sales of Products in excess of [*] in each calendar year.

(c) The aggregate Net Sales amounts set forth in Sections 6.1.1(a)–(b) shall be adjusted on each [*] year anniversary of the Effective Date in accordance with increases in the Consumer Price Index (CPI) U.S. Cities’ Average – All Items for all urban consumers (not seasonally adjusted), as published by the U.S. Department of Labor Statistics. For avoidance of doubt, the aggregate Net Sales amount shall be adjusted upwards every [*] years by a factor calculated by comparing the CPI for the year in which the adjustment is occurring with the CPI for the year that is [*] years prior, as further described in the formula NNS = (1 + (NCPI – BCPI)/BCPI x 100) x BNS, wherein NNS is the new aggregate Net Sales amount, NCPI is the new CPI, BCPI is the CPI for the base year 2003, and BNS is the base aggregate Net Sales amount for 2003.

6.1.2 The royalties payable under Section 6.1.1 shall each be reduced by [*] percent ([*]%) until the expiration of the Royalty Term upon the last to expire Valid Patent Claim included in [*], or parallel patent to each of aforementioned PCT applications, applicable to the Territory.

6.1.3 In the event that the last Valid Patent Claim included in the XCYTE Patents has expired or in the event that the Product is manufactured, marketed, and sold without the use of a Valid Patent Claim included in the XCYTE Patents, however, provided that FRESENIUS uses the XCYTE Know-How, any royalty rate payable by FRESENIUS to XCYTE shall be reduced to [*]% until the expiration of the Royalty Term.

6.1.3 Right of Offset. In the event that FRESENIUS and XCYTE reasonably and mutually determine that in any country in the Territory the use of the XCYTE Technology in the Field infringes upon the patent rights of a Third Party, and FRESENIUS obtains a license under such Third Party rights, then, in lieu of any other right or remedy, FRESENIUS shall have the right to deduct from the royalties otherwise due and payable under Section 6.1 arising from the sale of Product in such country, [*], up to a maximum of [*] percent ([*]%) of the royalties otherwise payable, that FRESENIUS is obliged to pay under the Third Party license in order to obtain rights from such Third Party in such country.

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6.2 Third Party Royalties. During the Royalty Term, XCYTE shall pay any Third Party royalties owed on account of Net Sales of Products in the Territory due to use of the Xcellerate™ Technology other than royalties payable for New Technologies. During the Royalty Term, in the case of New Technologies, and following expiration of the Royalty Term in the case of the Xcellerate™ Technology, FRESENIUS shall pay any Third Party royalties owed on account of Net Sales of Products in the Territory.

6.3. Non-Royalty Sales.

No royalty shall be payable under this Article 6 with respect to sales of Products among FRESENIUS and its Affiliates or its Sublicensees or among Sublicensees and their Affiliates, but a royalty shall be due upon the subsequent sale of the Product to a Third Party.

6.4. Milestone Payments.

As additional consideration for the licenses, rights and privileges granted to it hereunder, FRESENIUS shall pay to XCYTE the following milestone payments to XCYTE within [*] days of the first occurrence of each event set forth below with respect to each Product, whether such events are achieved by FRESENIUS, its Affiliates or Sublicensees.

6.4.1 Upon Initiation of the Phase I/II Clinical Trial, FRESENIUS will pay to XCYTE the sum of [*].

6.4.2 Upon Completion of the Phase I/II Clinical Trial, provided that either the Phase I/II Clinical Trial achieves the Clinical Endpoints or FRESENIUS elects to initiate the first Pivotal Trial, FRESENIUS will pay to XCYTE the sum of [*].

6.4.3 Upon Completion of the first Pivotal Trial that supports submission for Regulatory Approval, FRESENIUS will pay to XCYTE the sum of [*].

6.4.4 The earlier of the first Regulatory Approval or First Commercial Sale in any country, FRESENIUS will pay to XCYTE the greater of (i) [*] or (ii) [*], less any milestone payments previously paid by FRESENIUS to XCYTE pursuant to this Section 6.4.

6.4.5 All payments pursuant to this Section 6.4 shall be made by wire transfer of immediately available funds, which payments shall be non-refundable and non-creditable.

ARTICLE 7—REPORTS AND ACCOUNTING, REPORTS AND COSTS.

7.1. Reports, Exchange Rates.

7.1.1. During the term of this Agreement following the first Calendar Quarter in which Net Sales occur and for the remainder of the Royalty Term, FRESENIUS shall furnish to XCYTE, with respect to each Calendar Quarter, a written report showing on a consolidated basis

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in reasonably specific detail and on a Product-by-Product and country-by-country basis, (a) the gross sales of Products sold by FRESENIUS, its Affiliates and its Sublicensees in the Territory during the corresponding Calendar Quarter and the calculation of Net Sales from such gross sales; (b) the royalties payable in U.S. dollars, if any, which shall have accrued hereunder based upon Net Sales of Products; (c) the withholding taxes, if any, required by law to be deducted in respect of such royalties; (d) the dates of the first Net Sales of each Product in each country in the Territory if it has occurred during the corresponding Calendar Quarter; and (e) the exchange rates (as determined pursuant to Section 7.1.4 herein) used in determining the royalty amount expressed in U.S. dollars (collectively, “Reports”).

7.1.2. FRESENIUS shall include in each permitted sublicense granted by it pursuant to this Agreement a provision requiring its Sublicensees to make Reports to FRESENIUS within [*] days of the close of each Calendar Quarter, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such Reports by XCYTE’s independent accountant to the same extent required with respect to FRESENIUS’ Reports under this Agreement.

7.1.3. Reports shall be due on the [*] day following the close of each Calendar Quarter. FRESENIUS shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined.

7.1.4. With respect to sales (if any) of Products invoiced in U.S. dollars, the gross sales, Net Sales, and royalties payable shall be expressed in U.S. dollars. With respect to sales of Products invoiced in a currency other than U.S. dollars, the gross sales, Net Sales and royalties payable shall be expressed in the currency of the invoice issued by the Party making the sale together with the U.S. dollars equivalent of the royalty payable, calculated using the exchange rate for such currency reported by the Bank of America N.A. on the last business day of the applicable Calendar Quarter.

7.2. Audits.

7.2.1. XCYTE Audit

(a) Upon the written request of XCYTE and not more than once in each calendar year, FRESENIUS shall permit an independent certified public accounting firm of internationally recognized standing, selected by XCYTE and reasonably acceptable to FRESENIUS, at XCYTE’s expense, to have access during normal business hours to such of the records of FRESENIUS and its Affiliates as may be reasonably necessary to verify the accuracy of the Reports hereunder for any year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to XCYTE only whether the records are correct or not and the specific details concerning any discrepancies. No other information shall be shared.

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(b) If such accounting firm concludes that additional royalties were owed during such period, FRESENIUS shall pay the additional royalties within [*] days of the date XCYTE delivers to FRESENIUS such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by XCYTE; provided, however, if the audit discloses that the royalties payable by FRESENIUS for the audited period are more than [*] percent ([*]%) of the royalties actually paid for such period, then FRESENIUS shall pay the reasonable fees and expenses charged by such accounting firm.

(c) Upon the expiration of thirty-six (36) months following the end of any calendar year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon XCYTE, and FRESENIUS, its Affiliates and Sublicensees shall be released from any liability or accountability with respect to royalties for such year.

7.2.2 FRESENIUS Audit

XCYTE shall keep and maintain all records relevant for the showing of the Cost of Goods.

(a) Upon the written request of FRESENIUS and not more than once in each calendar year, XCYTE shall permit an independent certified public accounting firm of internationally recognized standing, selected by FRESENIUS and reasonably acceptable to XCYTE, at FRESENIUS’ expense, to have access during normal business hours to such of the records of XCYTE and its Affiliates as may be reasonably necessary to verify the accuracy of the invoices for the Cost of Goods hereunder for any year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to FRESENIUS only whether the records are correct or not and the specific details concerning any discrepancies. No other information shall be shared.

(b) If such accounting firm concludes that excess Costs of Goods have been charged, XCYTE shall restitute FRESENIUS for such excess Costs of Goods within thirty (30) days of the date FRESENIUS delivers to XCYTE such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by FRESENIUS; provided, however, if the audit discloses that the refund payable by XCYTE for the audited period are more than five percent (5%) of the Cost of Goods actually paid for such period, then XCYTE shall pay the reasonable fees and expenses charged by such accounting firm.

(c) Upon the expiration of thirty-six (36) months following the end of any calendar year, the calculation of Cost of Goods payable with respect to such year shall be binding and conclusive upon FRESENIUS, and XCYTE and its Affiliates shall be released from any liability or accountability with respect to Cost of Goods for such year.

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7.3. Confidential Financial Information.

Each Party shall treat all financial information subject to review under this Article 7 as Confidential Information of the other Party, and shall cause its accounting firm to retain all such financial information in confidence.

ARTICLE 8—PAYMENTS. LATE PAYMENTS

8.1. Payment Terms.

Royalties shown to have accrued by each Report provided for under Article 7 of this Agreement shall be due on the date such Report is due. Payment of royalties in whole or in part may be made in advance of such due date. Milestone payments shall be paid within [*] days of the first occurrence of each milestone event with respect to each Product, which payments shall be nonrefundable and non-creditable. All other payments shall be due within [*] days of receipt of invoice(s) from XCYTE.

Past due payments shall accrue interest at a rate of [*] percent ([*]%) per annum, or the maximum applicable rate permitted by law, unless occurring as a result of an event the Parties agree constitutes an Event of Force Majeure or as a result of a good faith dispute between the Parties regarding performance or breach of their obligations hereunder.

8.2. Payment Method.

All payments by FRESENIUS to XCYTE under this Agreement shall be made by bank wire transfer in immediately available funds to the bank account designated by XCYTE in writing.

8.3. Exchange Control.

If at any time legal restrictions prevent the prompt remittance of part or all royalties or milestone payments with respect to any country in the Territory where Product is sold, payment shall be made through such lawful means or method as the Parties reasonably shall determine.

8.4. Withholding Taxes.

Except as otherwise provided below, all amounts owing from FRESENIUS to XCYTE under this Agreement are gross amounts. FRESENIUS shall be entitled to deduct the amount of any withholding taxes payable or required to be withheld by FRESENIUS, its Affiliates or Sublicensees, to the extent FRESENIUS, its Affiliates or Sublicensees pay to the appropriate governmental authority on behalf of XCYTE such taxes. FRESENIUS shall use commercially reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of XCYTE by FRESENIUS, its Affiliates or Sublicensees. FRESENIUS shall promptly deliver to XCYTE proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

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ARTICLE 9 – CONFIDENTIALITY.

9.1. Non-Disclosure Obligations.

Except as otherwise provided in this Article 9, during the Term and for a period of five (5) years thereafter, each Party shall maintain in confidence, and use only for purposes as expressly authorized and contemplated by this Agreement, all confidential or proprietary information, data, documents or other materials supplied by the other Party under this Agreement and marked or otherwise identified as “Confidential.” For purposes of this Agreement, information and data described above including all the Xcellerate™ Technology shall be hereinafter referred to as “Confidential Information.” Each Party shall use at least the same standard of care as it uses to protect its own Confidential Information to ensure that its and its Affiliates’ employees, agents, consultants and clinical investigators only make use of Confidential Information for purposes as expressly authorized and contemplated by this Agreement and do not disclose or make any unauthorized use of such Confidential Information.

9.2. Permitted Disclosures.

Notwithstanding the foregoing, the provisions of Section 9.1 hereof shall not apply to information, documents or materials that the disclosing Party can conclusively establish:

        (a) have become published or otherwise entered the public domain other than by acts of the disclosing Party or its Affiliates or Sublicensees in contravention of this Agreement;

        (b) are permitted to be disclosed by prior consent of the other Party;

        (c) have become known to the disclosing Party by a Third Party, provided such Confidential Information was not obtained by such Third Party directly or indirectly from the other Party under this Agreement on a confidential basis;

        (d) prior to disclosure under the Agreement, was already in the possession of the disclosing Party, its Affiliates or Sublicensees, provided such Confidential Information was not obtained directly or indirectly from the other Party under this Agreement;

        (e) is disclosed in a press release agreed to by both Parties hereto, which agreement shall not be unreasonably withheld; or

        (f) are required to be disclosed by the disclosing Party to comply with any applicable law, regulation or court order, or are reasonably necessary to obtain patents, copyrights or authorizations to conduct clinical trials with, and to commercially market Product(s), provided that the disclosing Party shall provide prior notice of such disclosure to the other Party and take reasonable and lawful actions to avoid or minimize the degree of disclosure.

9.3. Terms of the Agreement.

FRESENIUS and XCYTE shall not disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party, except as required by applicable laws, regulations or a court order (and in any such case the disclosing Party shall provide notice to the other Party and takes reasonable and lawful actions to avoid or minimize the degree of such disclosures).

9.4. Press Releases and Other Disclosures to Third Parties.

Neither XCYTE nor FRESENIUS will, without the prior consent of the other, issue any press release or make any other public announcement or furnish any statement to any Person (other than either Parties’ respective Affiliates) concerning the existence of this Agreement, its terms and the transactions contemplated thereby, except for (i) general statement referring to the existence of this Agreement, and identity of the Parties but no other details, (ii) disclosures made in compliance with Sections 9.2 and 9.3 hereof, (iii) attorneys, consultants, and accountants retained to represent them in connection with the transactions contemplated hereby and (iv) disclosure required by the U.S. Securities and Exchange Commission and other government agencies; (v) occasional, brief comments by the respective officers of FRESENIUS and XCYTE consistent with such guidelines for public statements as may be mutually agreed by FRESENIUS and XCYTE made in connection with routine interviews with analysts or members of the financial press.

9.5. Publications Regarding Results of the Research Program.

No Party may publish, present or announce results of the Research Program either orally or in writing (the “Publication”) without obtaining the written consent of the other Party. The other Party shall have thirty (30) days from receipt of the proposed Publication to provide comments and/or proposed changes to the disclosing Party. The disclosing Party shall take into account the comments and/or proposed changes made by the other Party on any Publication and shall agree to have employees or others acting on behalf of the other Party be mentioned as co-authors on any Publication describing results to which such persons have contributed. If the other Party reasonably determines the Publication would amount to the public disclosure of such Party’s Confidential Information and/or of a patentable invention upon which a patent application should be filed prior to any such disclosure, submission of the concerned Publication to Third Parties shall be delayed for a sixty (60) day period from the date of said notice, or for such longer period which may appear necessary for appropriately deleting Confidential Information from the proposed Publication and/or drafting and filing a patent application covering such invention.

ARTICLE 10—INVENTIONS AND PATENTS.

10.1. Ownership of Inventions.

        10.1.1. Inventorship. Subject to the terms of this Article 10, inventorship of any inventions arising out of the Research Program or under this Agreement shall be determined according to U.S. law, subject to FRESENIUS’ obligations under the German Act governing employee inventions (Arbeitnehmererfindungsgesetz). Any invention arising out of the Research Program or otherwise under this Agreement shall be promptly disclosed to the other Party. Any inventions or other intellectual property invented solely by one Party shall be owned by that Party. For avoidance of any doubt, any inventions or other intellectual property made, or data derived, by XCYTE or its employees, consultants or agents, without any assistance from FRESENIUS other than the fact that such invention or intellectual property was made on or using facilities or equipment owned or affiliated with FRESENIUS or EUFETS, shall be owned by XCYTE. Each Party shall cooperate with the other Party at such Party’s request and expense to document and/or perfect the assignment of such inventions and intellectual property.

        10.1.2. Ownership of Xcellerate™ Technology and Jointly-Invented Inventions Related Thereto. All right, title and interest to the Xcellerate™ Technology shall (subject to any licenses explicitly granted hereunder) at all times remain with and be vested in XCYTE. Any invention or other intellectual property made, and data derived, jointly by FRESENIUS or its respective employees, consultants or agents and XCYTE or its respective employees, consultants or agents arising out of the Research Program or out of any technology transfer performed by XCYTE in accordance with Sections 3.2 or 3.3 that relates to the Xcellerate™ Technology shall be owned by XCYTE. FRESENIUS shall promptly notify XCYTE of any such invention or other intellectual property, and cooperate with XCYTE at XCYTE’s request and expense, in the preparation, filing, prosecution, and defense of patent applications and patents relating thereto. Subject to the terms of this Article 10, at XCYTE’s request, FRESENIUS shall assign, and hereby assigns, to XCYTE, all right, title and interest to joint FRESENIUS and XCYTE inventions that relate to the Xcellerate™ Technology, and shall in a reasonably timely manner execute those documents, as requested by XCYTE, necessary to document and/or perfect the assignment of such inventions and intellectual property. If XCYTE decides to request assignment from FRESENIUS pursuant to this Section 10.1.2, XCYTE shall reimburse FRESENIUS for all payments that may be due to FRESENIUS employees who are inventors based on the commercial use of such jointly-made invention pursuant to FRESENIUS’ obligations under the German Act governing employee inventions (Arbeitnehmererfindungsgesetz), provided that XCYTE shall be entitled to a good faith estimate of such payments prior to its decision.

        10.1.3. Grant-Back License to XCYTE. FRESENIUS hereby grants to XCYTE a perpetual, irrevocable, non-exclusive, fully paid worldwide license, with the right to sublicense, inventions or other intellectual property invented solely by FRESENIUS or its respective employees, consultants or agents that directly relate to the Xcellerate™ Technology and which have been conceived in the course of the collaboration under this Agreement to develop, make, have made, use, import, sell, and offer for sale products. Such license shall neither include the Field for subject matter nor the Territory for geographic purposes. FRESENIUS shall in a reasonably timely manner execute any documents, as requested by XCYTE, necessary to further document such license.

10.2. Patent Prosecution and Maintenance.

        10.2.1. XCYTE shall be responsible for and shall control the preparation, filing, prosecution, grant and maintenance of all XCYTE Patents, including patents covering joint inventions pursuant to Section 10.1.2. XCYTE shall prepare, file, prosecute and maintain such XCYTE Patents in good faith consistent with its customary patent policy and its reasonable business judgment, and shall consider in good faith the interests of FRESENIUS in so doing.

        10.2.2. XCYTE agrees to furnish to FRESENIUS copies of all relevant documentation and any proposed filing in the Field in the Territory so that FRESENIUS may be currently and promptly informed of the continuing prosecution. XCYTE shall in good faith periodically consult with FRESENIUS with regards to FRESENIUS’ patent strategy in the Field and in the Territory. FRESENIUS shall bear its own costs relating to its monitoring of XCYTE’s patent activities. XCYTE will not withdraw, terminate, invalidate or otherwise modify all or any part of the XCYTE Patents licensed to FRESENIUS under this Agreement or any claims thereof (including, without limitation, cause the XCYTE Patents or any part thereof to be reissued, reexamined, opposed or part of an interference, except as required by law), without the prior written consent of FRESENIUS. [*] of all costs that XCYTE incurs after August 1, 2003 in filing, prosecuting and maintaining XCYTE Patents in the Territory shall be borne by XCYTE and shall be promptly reimbursed by FRESENIUS; provided, however, that FRESENIUS shall have the right to determine which countries in the Territory it will reimburse the costs of filing, prosecuting and maintaining the XCYTE Patents. To the extent FRESENIUS does not reimburse the costs of filing, prosecuting and maintaining XCYTE Patents in any country in the Territory within [*] days after FRESENIUS’ receipt of a written notice from XCYTE of FRESENIUS’ failure to timely pay such costs, then FRESENIUS’ right and license to such XCYTE Patent under this Agreement shall terminate in such country. Should XCYTE elect to abandon or otherwise forfeit a pending patent application or granted patent right, each with regard to the Field and the Territory, it will (a) provide FRESENIUS with written notice as soon as reasonably possible after making such election but in any event no later than [*] days before FRESENIUS would be faced with a possible loss of rights, (b) give FRESENIUS the right, at FRESENIUS’ discretion and sole expense, to prepare and file the priority application(s) (but only to the extent that such are related to Product), and (c) offer reasonable assistance in connection with such preparation and filing at no cost to FRESENIUS except for reimbursement of reasonable out-of-pocket expenses incurred by XCYTE in rendering such assistance. FRESENIUS, at its discretion and cost, will prosecute such application(s) and maintain any patents derived therefrom; provided, however, that any such patents application or patents prosecuted or maintained by FRESENIUS will in no way be included, or be deemed to be included, in the XCYTE Patents.

        10.2.3. All right, title and interest to inventions made in course of the Research Program solely by FRESENIUS, FRESENIUS’ Affiliates, and/or Sublicensees (the “FRESENIUS Patents”) shall (subject to any licenses explicitly granted hereunder) at all times remain with and be vested in FRESENIUS. FRESENIUS shall promptly disclose and provide a copy of all relevant documentation on FRESENIUS patents that relate to the Xcellerate™

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Technology to XCYTE. Subject to Section 10.2.1, FRESENIUS shall be responsible for and shall control the preparation, filing, prosecution, grant and maintenance, of any patents and patent applications having as subject matter inventions owned solely by FRESENIUS. FRESENIUS shall have the right, but not the obligation, at its sole discretion and expense, prepare, file, prosecute and maintain such patent rights in good faith consistent with its customary patent policy and its reasonable business judgment. Should FRESENIUS elect to abandon or otherwise forfeit a pending patent application or granted patent right, each with regard to the Field and the Territory, it will (a) provide XCYTE with written notice as soon as reasonably possible after making such election but in any event no later than [*] days before XCYTE would be faced with a possible loss of rights, (b) give XCYTE the right, at XCYTE’s discretion and sole expense, to prepare and file the priority application(s) (but only to the extent that such are related to Product), and (c) offer reasonable assistance in connection with such preparation and filing at no cost to XCYTE except for reimbursement of reasonable out-of-pocket expenses incurred by FRESENIUS in rendering such assistance. XCYTE, at its discretion and cost, will prosecute such application(s) and maintain any patents derived therefrom. Furthermore, XCYTE shall have the right to assume responsibility for prosecuting and maintaining any FRESENIUS Patent that relates to the Xcellerate™ Technology that FRESENIUS intends to abandon or otherwise cause or allow to be forfeited. FRESENIUS shall give XCYTE notice thereof within a reasonable period prior to allowing such patents or certain claims therein to become abandoned or otherwise forfeited.

        10.2.4. The Parties shall at all times fully cooperate in order to reasonably implement the foregoing provisions.

10.3. Enforcement of XCYTE Technology.

        10.3.1. In the event that a Party becomes aware that any of the XCYTE Patents or Xcellerate™ Technology in the Field in the Territory is infringed or misappropriated by a Third Party, such Party will promptly notify the other Party in writing. The notice shall set forth the facts of such infringement or misappropriation in reasonable detail. FRESENIUS will have the first right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to any claim of infringement of any Third Party patents (as provided above) or any of the XCYTE Patents and Xcellerate™ Technology, however, solely in the Field in the Territory, using counsel of its choice and at its cost. For purposes of clarity, XCYTE shall have the first right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to any claim of infringement of any Third Party patents or any of the XCYTE Patents and Xcellerate™ Technology in all other cases, including infringement of the XCYTE Patents or Xcellerate™ Technology where the Field and/or the Territory is part of the scope of infringement alleged. If FRESENIUS does not institute, prosecute and control any action or proceeding within [*] days after giving or receiving notice (as set forth above), then XCYTE, after notifying FRESENIUS in writing, will be entitled but will have no obligation to institute, prosecute and control any action or proceeding with respect to any claim of infringement of any Third Party patents or any of the XCYTE Patents and Xcellerate™ Technology, or otherwise abate the offending activity using counsel of its choice and at its cost. The latter sentence shall apply

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mutatis mutandis where XCYTE has the first right to enforce the Xcellerate™ Technology, but only to the extent that the claim of infringement directly and materially affects FRESENIUS’ rights in the Field and/or the Territory pursuant to this Agreement. In any event, XCYTE and FRESENIUS will provide reasonable assistance to one another and will reasonably cooperate in any such litigation at the other’s request without expense to the requesting Party. FRESENIUS shall consider in good faith all of XCYTE’s concerns with regards to actions of FRESENIUS in any enforcement activity that may risk the invalidity of the XCYTE Patents. No settlement, consent judgment or other voluntary final disposition of a suit may be entered into without the consent of the other Party if such settlement would subject the other Party to an injunction or if such settlement or judgment would materially diminish or limit the rights and activities of the other Party (which consent shall not be withheld unreasonably). XCYTE and FRESENIUS will recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof from any recovery made by any Party but only to the extent that such recovery is associated with a claim of infringement that directly and materially affects FRESENIUS’ rights in the Field and/or the Territory pursuant to this Agreement. Any excess amount attributable to infringement of any patent or patent application included within XCYTE Patents that directly and materially affects FRESENIUS’ rights in the Field and/or the Territory pursuant to this Agreement, will be shared between XCYTE and FRESENIUS and distributed proportionately between XCYTE and FRESENIUS (calculated on the basis of the Parties’ respective financial interest in the sales of Product that were the subject of the litigation had such sales been made by FRESENIUS, or its Affiliates or Sublicensees as provided in this Agreement), provided in no event will XCYTE’s share of the excess amount exceed the royalties which would otherwise be due to XCYTE for the sales of Product that were the subject of the litigation had such sales been made by FRESENIUS or its Affiliates or Sublicensees.

10.3.2. FRESENIUS shall have the right, at its sole expense, to determine the appropriate course of action to enforce the FRESENIUS Patents or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce the FRESENIUS Patents, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the FRESENIUS Patents. All monies recovered upon the final judgment or settlement of any such suit to enforce any FRESENIUS Patents shall be retained by FRESENIUS. XCYTE and FRESENIUS shall fully cooperate with each other in any action to enforce the FRESENIUS Patents. If FRESENIUS fails to take any action to enforce any FRESENIUS Patent that relates to the Xcellerate™ Technology or control any litigation with respect to such FRESENIUS Patents within a period of [*] days after reasonable notice of the infringement of such FRESENIUS Patents, then XCYTE shall have the right to bring and control any such action by counsel of its own choice, and in such case, all monies recovered upon the final judgment or settlement of any such suit to enforce such FRESENIUS Patents shall be retained by XCYTE. In such a case, FRESENIUS shall cooperate fully with XCYTE, at XCYTE’s expense, in its efforts to enforce the FRESENIUS Patents, including being joined as a party to such action if necessary.

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10.4. Prior Patent Rights. Notwithstanding anything to the contrary in this Agreement, with respect to any XCYTE Patents that are subject to the XCYTE In-Licenses, the rights and obligations of the Parties under Section 10.2 and 10.3 shall be subject to XCYTE’s licensors’ rights to participate in and control prosecution, maintenance and enforcement of such XCYTE Patents in accordance with the terms and conditions of the applicable XCYTE In-License.

ARTICLE 11—INFRINGEMENT ACTIONS BY THIRD PARTIES.

Subject to the obligations of each Party pursuant to Article 16, if FRESENIUS, XCYTE or their respective Affiliates, or FRESENIUS’ Sublicensees, is sued by a Third Party for infringement of a Third Party’s patent because of the use of the Xcellerate™ Technology in the Field in the Territory, the Party which has been sued shall promptly notify the other Party in no event later than [*] days of the institution of such suit. The notice shall set forth the facts of such infringement and provide evidence of such infringement that is within the notifying Party’s control. If FRESENIUS or its Sublicensees are sued, FRESENIUS shall have the right, in its sole discretion, to control the defense of such suit at its own expense, and XCYTE shall have the right to be represented by advisory counsel of its own selection, at its own expense, and shall cooperate fully in the defense of such suit and furnish to XCYTE all evidence and assistance in its control. If FRESENIUS does not elect within [*] days after receipt of such notice to so control the defense of such suit, XCYTE may undertake such control at its own expense, and FRESENIUS shall then have the right to be represented by advisory counsel of its own selection and at its own expense, and FRESENIUS shall cooperate fully in the defense of such suit and furnish to XCYTE all evidence and assistance in FRESENIUS’ control. The Party controlling the suit shall keep the other Party reasonably informed of the status of the suit under this Article 12. In no event may the Party controlling the suit settle or otherwise consent to an adverse judgment in such suit that diminishes the rights or interests of the non-controlling Party without the express written consent of the non-controlling Party. Any judgments, awards, settlements or damages payable with respect to legal proceedings covered by this Article 12 shall be paid by or to the Party which controls the litigation; provided, however, that if the other Party has elected to be represented by advisory counsel, the other Party shall receive the actual reasonable cost of its legal fees for such advisory counsel.

ARTICLE 12—REGULATORY ASSISTANCE.

Each Party will provide the other Party access to all of its regulatory filings (and underlying data), relating to the products using the Xcellerate™ Technology, to the extent such filings and data (including raw data and relevant analyzed data generated) are necessary to support comparable filings by such other Party with regulatory authorities in other jurisdictions, and such Party is legally and contractually able to provide such access. Each Party may cross-reference the regulatory filings of the other Party, to the extent allowed under applicable laws. FRESENIUS shall keep XCYTE reasonably informed on any filings and procedures with local Regulatory Agencies relating to Products. For the avoidance of doubt, FRESENIUS shall not file, or take any action related to filing, for Regulatory Approval in any country outside the Territory without the prior written consent of XCYTE, and XCYTE shall not file for Regulatory Approval

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in any country in North America relating to the use of the Xcellerate™ Technology in the Field except in accordance with Section 3.4 hereof.

ARTICLE 13 – REPRESENTATIONS AND WARRANTIES.

13.1. Representations and Warranties.

(a) This Agreement has been duly executed and delivered by each Party and constitutes the valid and binding obligation of each Party, enforceable against such Party in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equitable principles. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of each Party, its officers and directors.

(b) The execution, delivery and performance of the Agreement by each Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(c) XCYTE has not, and during the term of the Agreement will not, grant any right to any Third Party relating to the Xcellerate™ Technology, which would conflict with the rights granted to FRESENIUS hereunder.

(d) XCYTE represents and warrants that it has the right to grant the licenses granted herein.

(e) As of the Effective Date, XCYTE has no actual knowledge and no reason to believe that the use of Xcellerate™ Technology as contemplated by this Agreement infringes any Third Party intellectual property rights.

(f) As of the Effective Date, XCYTE has no actual knowledge and no reason to believe that any of the XCYTE Patents are invalid or unenforceable or the subject of an interference or cancellation proceeding (either actual or potentially by notification by a potential Third Party intending to file for such relief).

(g) XCYTE represents and warrants that XCYTE is not in material default, without opportunity to cure, with the contractual partners of the XCYTE In-Licenses.

(h) XCYTE represents and warrants that the XCYTE™ Dynabeads® are manufactured with the Specifications and in all material respects in accordance with applicable cGMP.

(i) FRESENIUS represents and warrants that it will comply with all applicable laws and regulations (A) in conducting the Research Program, Phase I/II Clinical Trial, any Additional Pre-pivotal Clinical Trials and Pivotal Trial, (B) in its use, directly or indirectly, of the Xcellerate™ Technology and (C) in any action or inaction related to regulatory submissions involving a Product.

13.2. Performance by Affiliates.

The Parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates, provided, however, that each Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

ARTICLE 14 – TERM AND TERMINATION.

14.1. Term.

Unless earlier terminated pursuant to this Article 14, the term of this Agreement shall commence on the Effective Date and shall remain in full force and effect until the expiration of the Royalty Term. If FRESENIUS agrees to license in any New Technology, the term of FRESENIUS’ obligation shall extend until the later of (i) the last to expire Valid Patent Claim covering such New Technology, or (ii) [*] years after the First Commercial Sale of a Product derived from such New Technology in a respective country

14.2. Termination by FRESENIUS.

If (i) FRESENIUS determines in good faith that it cannot develop a commercially viable Product or (ii) FRESENIUS is required, without a reasonable alternative, by an applicable regulatory authority in the Territory to audit the manufacturing facility of the Xcyte™ Dynabeads®, and such manufacturer does not allow FRESENIUS or the applicable regulatory authority to perform such audit during normal business hours, then so long as FRESENIUS had provided to such manufacturer at least [*] days’ advance written notice of its request to audit the facility, then FRESENIUS shall have the right at any time to terminate this Agreement by providing not less than [*] days prior notice to XCYTE of such termination.

14.3. Termination by XCYTE upon Failure to Meet Milestone.

If FRESENIUS does not meet the diligence obligations set forth in Section 5.3, then XCYTE may terminate this Agreement immediately without prior written notice.

14.4. Termination for Cause.

Either Party may terminate this Agreement for material breach by the other Party (the “Breaching Party”) of any material provision of the Agreement, if the Breaching Party has not cured such breach within [*] days after notice thereof; provided, however, that neither Party shall be deemed to be in material breach of this Agreement for purposes of a termination hereunder during any period in which a good faith dispute between the Parties exists regarding performance of breach of its obligations hereunder. For the avoidance of doubt, it shall be deemed a breach of this Agreement if XCYTE terminates the XCYTE In-Licenses or if at least one of the licensors of the XCYTE In-Licenses effectively terminates the XCYTE In-Licenses.

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14.5. Termination Upon Insolvency.

Either Party may terminate this Agreement if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if such other Party proposes a written agreement of composition or extension of its debts, or if such other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within [*] days after the filing thereof, or if such other Party shall propose or be a party to any dissolution or liquidation, or if such other Party shall make an assignment for the benefit of its creditors.

14.6. Termination of XCYTE In-Licenses. XCYTE shall not terminate or enter into modifications of the XCYTE In-Licenses if such modification would materially and adversely affect the rights of FRESENIUS hereunder without FRESENIUS’ prior written consent. All rights and obligations under an XCYTE In-License sublicensed under this Agreement shall terminate upon [*] days prior written notice by XCYTE if FRESENIUS breaches any material provision of such XCYTE In-License Agreement and fails to cure such breach within such [*] day period; provided, however such cure period may be extended by consent of the Parties. All rights and obligations under an XCYTE In-License sublicensed under this Agreement shall terminate upon termination of such XCYTE In-License; subject to FRESENIUS’ right, if any, under such XCYTE In-License to enter into a direct license with licensor upon the terms and conditions set forth in such XCYTE In-License.

14.7. Effect of Expiration and Termination.

14.7.1. Except where explicitly provided within this Agreement, termination of this Agreement for any reason, or expiration of this Agreement, with not affect any: (i) obligations, including payment of any royalties or other sums which have accrued as of the date of termination or expiration, and (ii) rights and obligations which, from the context thereof, are intended to survive termination or expiration of this Agreement, including provisions of Articles 9, 10, 11, 12, 16 and 21, and Sections 6.2, 7.2, 7.3 and 14.7, which shall survive the expiration or termination of the Agreement. Notwithstanding the foregoing, all licenses granted by XCYTE to FRESENIUS hereunder, including all Exclusive Licenses, will immediately terminate upon termination of this Agreement pursuant to Sections 14.2, 14.3, 14.4 or 14.5.

14.7.2 Upon termination of this Agreement, FRESENIUS shall cease to make, have made, use, import, sell and offer for sale all Products; terminate all sublicenses, and cause all sublicensees to cease making, having made, using, importing, selling and offering for sale all Products; and pay all monies owed to XCYTE under this Agreement. However, If FRESENIUS terminates this Agreement pursuant to Section 14.4 hereof because of a material breach of this Agreement by XCYTE, FRESENIUS shall have a period of [*] months to sell off its inventory of Product(s) existing on the date of termination of this Agreement and shall pay royalties in

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accordance with this Agreement to XCYTE with respect to such Product(s) within [*] days following the expiration of such [*]-month period (“Sell Off Right”).

14.7.3 In the event this Agreement is terminated by FRESENIUS under Section 14.2, then, upon request of XCYTE, the Parties shall negotiate in good faith a commercially reasonable license to XCYTE under the FRESENIUS Patents, FRESENIUS know-how and Regulatory Approvals or submissions, at royalty rates to be determined by good faith negotiations of the Parties at the time of such termination, taking into account factors including, but not limited to, the financial investment by FRESENIUS during the term of the Agreement, the relative contributions of the Parties to the pre-clinical and clinical development of, and the regulatory efforts relating to, the product or products subject to royalties, the degree of protection that the FRESENIUS Patents and FRESENIUS know-how afford against unlicensed competition, the potential market size for such product or products, and the then current “market rates” for royalties on licenses of similar scope for programs at a similar stage of development; provided, however, that in no event shall the rate of such royalties be more than the rates set forth in Section 6.1.

14.7.3. Upon the expiration of the Royalty Term for each Product pursuant to Section 14.1, XCYTE hereby grants FRESENIUS a royalty-free, perpetual, license in the Field within the Territory to use the Xcellerate™ Technology for that Product.

ARTICLE 15 – XCYTE BANKRUPTCY

If FRESENIUS elects not to terminate this Agreement pursuant to Section 14.5 upon XCYTE’s bankruptcy, XCYTE, subject to applicable bankruptcy laws and regulations, shall not prohibit FRESENIUS from entering into supply agreements with Dynal, Inc., and Dynal, A.S.A, and Lonza Biologics, in order to maintain the supply of XCYTE™ Dynabeads® for FRESENIUS. In addition to any payments required under this Agreement, FRESENIUS shall pay to XCYTE a royalty of [*] percent ([*]%) upon the transfer price for such XCYTE™ Dynabeads®.

ARTICLE 16—INDEMNITY.

16.1. Direct Indemnity.

16.1.1. Each Party shall indemnify and hold harmless, and hereby forever releases and discharges the other Party from and against all claims, demands, liabilities, damages and expenses, including attorneys’ fees and costs (collectively, the “Liabilities”) arising out of (i) the breach of any material provision of this Agreement by the indemnifying Party (or the inaccuracy of any representation or warranty made by such Party in this Agreement), except to the extent such Liabilities resulted from the gross negligence, recklessness or willful misconduct of the other Party; or (ii) the gross negligence, recklessness or willful misconduct of the indemnifying Party.

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16.1.2. FRESENIUS shall indemnify and hold harmless, and hereby forever releases and discharges XCYTE from and against all Liabilities suffered or incurred arising out of any Third Party claims for personal injury, death or disability or any product recall to the extent caused by (a) the use, promotion, manufacture, sale, lease, consumption or advertisement of any Product or other exercise of its rights under this Agreement including, without limitation, amounts paid in settlement of claims, proceedings, or investigations; except in each case to the extent such Liabilities resulted from the gross negligence, recklessness or willful misconduct by XCYTE or the inaccuracy of any representation or warranty made by XCYTE in this Agreement, and agrees to bear all costs and expenses, including without limitation, reasonable attorney’s fees incurred in connection with the defense or settlement of any such claim, proceeding or investigation as such costs and expenses are incurred in advance of judgment.

16.2. Procedure.

A Party (the “Indemnitee”) that intends to claim indemnification under this Article 16 shall promptly provide notice to the other Party (the “Indemnitor”) of any Liability or action in respect of which the Indemnitee intends to claim such indemnification, which notice shall include a reasonable identification of the alleged facts giving rise to such Liability, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other Indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings. Any settlement of a Liability for which any Indemnitee seeks to be reimbursed, indemnified, defended or held harmless under this Article 16 shall be subject to prior consent of such Indemnitee, such consent shall be withheld unreasonably.

ARTICLE 17- FORCE MAJEURE.

No Party (or any of its Affiliates) shall be held liable or responsible to the other Party (or any of its Affiliates) nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party (or any of its Affiliates) including fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, acts of God or acts, or omissions or delays in acting by any governmental authority (collectively, “Events of Force Majeure”); provided, however, that the affected Party shall exert all reasonable efforts to eliminate, cure or overcome any such Event of Force Majeure and to resume performance of its covenants with all possible speed. Notwithstanding the foregoing, to the extent that an Event of Force Majeure continues for a period in excess of six (6) months, the affected Party shall promptly notify in writing the other Party of such Event of Force Majeure and within four (4) months of the other Party’s receipt of such notice, the Parties agree to negotiate in good faith either (i) to resolve the Event of Force Majeure, if possible, (ii) to extend by mutual agreement the time period to resolve, eliminate, cure or overcome such Event of Force Majeure, (iii) to amend this Agreement to the extent reasonably possible, or (iv) to terminate this Agreement.

ARTICLE 18 – ASSIGNMENT.

This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred to any Third Party by either Party without the consent of the other Party, such consent not to be unreasonably withheld; provided, however, that FRESENIUS may assign this Agreement to EUFETS, and that either Party may, without such consent but with notification, assign this Agreement and its rights and obligations hereunder to any of its Affiliates or in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger or consolidation (such merger or consolidation shall be hereinafter referred to as a “Change in Control”). Any permitted assignee shall assume all rights and obligations of its assignor under this Agreement; provided, however, that an acquiror of XCYTE in connection with a Change of Control shall not be obligated, but shall have the right, to disclose or offer to FRESENIUS pursuant to Section 3.3 any New Technologies owned or controlled by such acquiror prior to the Change of Control, or any New Technologies owned or controlled by acquiror or XCYTE after a Change of Control.

ARTICLE 19 – SEVERABILITY.

Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such provisions.

In case such provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

ARTICLE 20 – INSURANCE.

During the term of this Agreement and thereafter for the period of time required below, each Party shall maintain an ongoing basis comprehensive general liability insurance in the minimum amount of $[*] per occurrence and $[*] annual aggregate combined single limit for bodily injury and property damage liability; and commencing not later than 30 days prior to the first use in humans of the first potential Product and thereafter for the period of time required below, each Party shall obtain and maintain on an ongoing basis products liability insurance in the amount of at least $[*] per occurrence and annual aggregate combined single limit for bodily injury and property damage liability. All of such insurance coverage shall be maintained with an insurance company or companies having an A.M. Best rating of “A-” or better and an aggregate deductible not to exceed $[*] per occurrence.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Not later than the effective date of this Agreement with respect to the comprehensive general liability coverage, and not later than 30 days prior to the first use in humans of the first potential Product with respect to the product liability coverage, each Party shall provide to the other a certificate(s) evidencing all such required coverage hereunder. Thereafter the Parties shall maintain such insurance coverage without interruption during the term of this Agreement and for a period of at least five (5) years after the expiration or termination of the Agreement and shall provide certificates evidencing such insurance coverage without interruption on an annual basis (by no later than the annual renewal date for such coverage) during the period of time for which such coverage must be maintained.

ARTICLE 21 – MISCELLANEOUS.

21.1. Notices.

Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, first class air mail or courier), first class air mail or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the address or in accordance with this Section 21.1 and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to Xcyte Therapies, Inc.:

1124 Columbia Street, Suite 130

Seattle, WA 98104

Attention: Chief Executive Officer & General Counsel

With copy to:

Venture Law Group

4750 Carillon Point

Kirkland, WA 98033

Attention: Sonya F. Erickson

If to FRESENIUS BIOTECH GMBH:

Else-Kröner-Straße 1

D-61352 Bad Homburg v. d. H.

Attention: Chief Executive Officer

With copy to:

FRESENIUS AG

Else-Kröner-Straße 1

D-61352 Bad Homburg v. d. H.

Attention: General Counsel

21.2. Applicable Law.

The Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, U.S.A., without regard to the conflict of law principles thereof.

21.3. Dispute Resolution.

The Parties agree that if any dispute or disagreement arises between FRESENIUS on the one hand and XCYTE on the other in respect of this Agreement, they shall follow the following procedure in an attempt to resolve the dispute or disagreement.

(a) The Party claiming that such a dispute exists shall give notice in writing (“Notice of Dispute”) to the other Party of the nature of the dispute;

(b) Within fourteen (14) business days of receipt of a Notice of Dispute, a nominee or nominees of FRESENIUS and a nominee or nominees of XCYTE shall meet in person and exchange written summaries reflecting, in reasonable detail, the nature and extent of the dispute, and at this meeting they shall use their reasonable endeavors to resolve the dispute;

(c) If, within a further period of fourteen (14) business days, the dispute has not been resolved, the President of XCYTE and the President of FRESENIUS or their respective designees shall meet at a mutually agreed upon time and location for the purpose of resolving such dispute;

(d) If, within a further period of thirty (30) business days, the dispute has not been resolved or if, for any reason, the required meeting has not been held, then the same shall be submitted by the Parties to expedited arbitration with the International Chamber of Commerce (“ICC”) in Paris, France, such arbitration to be conducted in the English language in accordance with the then-current commercial arbitration rules of the ICC except as otherwise provided herein. Each Party shall choose one (1) arbitrator within twenty (20) days of receipt of notice of the intent to arbitrate and the two (2) arbitrators so selected shall choose a third arbitrator by mutual agreement within twenty (20) days of the selection of the initial two (2) arbitrators; provided that if any of the arbitrators are not selected within period of time stated herein or any extension of time that is mutually agreed upon, the ITI shall make such appointment within twenty (20) days of such failure. The costs of the arbitration shall be shared equally by the Parties; provided that the judgment rendered by the arbitrator shall include reimbursement of the prevailing parties’ costs of arbitration, reasonable attorneys’ fees and reasonable costs for expert and other witnesses. Nothing in this Agreement shall be deemed as preventing either Party from seeking injunctive relief (or any other provisional remedy). If the issues in dispute involve scientific, technical or commercial matters, any arbitrator chosen hereunder shall have educational training and/or industry experience sufficient to demonstrate a reasonable level of relevant scientific, medical and industry knowledge.

(e) In the event of a dispute regarding any payments owing under this Agreement, all undisputed amounts shall be paid promptly when due and the balance, if any, promptly after resolution of the dispute.

21.4. Entire Agreement.

This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.

21.5. Independent Contractors.

XCYTE and FRESENIUS each acknowledge that they shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither XCYTE nor FRESENIUS shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of the other Party to do so.

21.6. Affiliates.

Each Party shall cause its respective Affiliates to comply fully with the provisions of this Agreement to the extent such provisions specifically relate to, or are intended to specifically relate to, such Affiliates, as though such Affiliates were expressly named as joint obligors hereunder.

21.7. Waiver.

The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

21.8. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

XCYTE THERAPIES, INC.

By:	/s/ Ronald Jay Berenson
Name:	Ronald Jay Berenson, MD
Title:	CEO and President

FRESENIUS BIOTECHGmbH

By:	/s/ Thomas G. Gottwald
Name:	Thomas B. Gottwald, M.D., Ph.D.
Title:	President

By:	/s/ Wolfgang Hockh
Name:	Wolfgang Hockh, Ph.D.
Title:	Executive Vice President

[SIGNATURE PAGE TO COLLABORATION AGREEMENT]

EXHIBIT A

XCYTE PATENTS

I. Existing Xcellerate™ Technology [including In-License Patents]

Patent No.	Description	Licensor

PCT/US89/05304 (EP445228B1)

PCT/US94/06255 (EP0700430A1)

PCT/US94/13782 (EP764203A1)

PCT/US96/06200 (EP824594A1)

6,352,694

08/435,816

08/592,711

08/475,136

5,858,358

09/183,055

09/350,202

09/553,865

09/349,915

5,883,223

09/794,230

PCT/US01/06139

09/960,264

10/133,236

10/187,467

[*]

PCT/US02/28161

II. New Technologies

Patent No.	Description	Licensor	Applicable Third- Party Royalty Obligation

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B

CLINICAL ENDPOINTS

Patient Population

Male and female patients between 18 and 65 years of age who are infected with HIV-1 and have viral load over [*] copies/ml on [*] different occasions during HAART treatment for more than [*] months. Patients who will participate must have experience with all 3 classes of antiretrovirals and have shown resistance and/or intolerabilities against at least one of the compounds of each class. [*] must be under [*] per µl (>[*] per µl). Patients must not have any [*].

1) Manufacturing related endpoints

- feasibility of the manufacturing process ([*] of > [*] + [*])

- final cell product sufficient to meet the requirements of the Paul Ehrlich Institute for clinical trials of somatic cell and gene therapy products shall apply for [*] patients treated in the Phase I/II Clinical Trial who were selected from a clinically reasonable number of patients screened/evaluated for this clinical trial.

2) Safety and toxicity endpoints

- no Grade IV (NCI Clinical Toxicity Criteria) treatment related toxicity (as measured by physical examination, vital signs, laboratory safety tests, Karnofsky performance score) [*] weeks following infusion of gene modified T cells shall apply for [*] patients treated in the Phase I/II Clinical Trial who were selected from a clinically reasonable number of patients screened/evaluated for this clinical trial.

3) Efficacy endpoints

[*] to be quantified in [*]. In the case, that no [*] are available, [*] are to be quantified in the peripheral blood.

Any one of the following three endpoints:

- [*] fold enrichment of gene modified T cells [*] weeks after treatment [*], or

- proportion of [*] > [*], [*] weeks after treatment, or

- [*] of [*] over the course of the clinical trial.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

In addition, the following endpoint must also be met:

-[*] from [*] following treatment.

Efficacy endpoints shall apply for at least [*] out of [*] patients treated in Phase I/II Clinical Trial.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT C

XCYTE IN-LICENSE AGREEMENTS

(1) License and Supply Agreement dated October 15, 1999 by and between XCYTE and Diaclone S.A., as amended

(2) Non-Exclusive License Agreement dated October 20, 1999 by and between XCYTE and Fred Hutchinson Cancer Research Center, as amended

(3) License Agreement dated July 8, 1998 by and between XCYTE and Genetics Institute, L.L.C. (“GI”), as amended, including the exhibits:

(A) License Agreement between GI and the Secretary of the Navy dated December 10, 1996, as amended,

(B) License Agreement dated May 28, 1992 between GI and the University of Michigan, as amended,

(C) License Agreement dated July 20, 1993 between GI (as successor-in-interest to Repligen Corporation) and Dana Farber Cancer Institute, as amended.

EXHIBIT D

SPECIFICATIONS

Xcyte™ Dynabeads®

Volume: Storage: Storage buffer:	10 ml Store at 2-8°C [*]

QUALITY CONTROL SPECIFICATIONS:

Bacterial Endotoxins Test:	“Gel Cloth Method” (LAL) [*] Bacterial Endotoxins Test, Criterion: Less than or equal to [*]

Sterility Test	“Direct Transfer Method” [*] Sterility Tests Criterion: No growth

Antibody leakage	Conc. of antibody in buffer Criteria: IgG2a (XR-CD28): Report value, for info. only IgG2b (XR-CD3): Report value, for info. only

Antibody binding	Conc. of antibody on particle Criteria: IgG2a (XR-CD28): [*] IgG2b (XR-CD3): [*]

Beads per ml	Counted by Coulter Counter Z2 Criterion: [*]

pH—measurement	Criterion: pH [*]

Visual inspection	Criterion: Clear suspension, brown particles
Xcyte;
Functional assay (ELISA Spin down)	Criteria: IgG2a (XR-CD28): [*] IgG2b (XR-CD3): [*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.